Exhibit 99.1
For Release - May 9, 2017
JELD-WEN Announces First Quarter Results; Raises 2017 Adjusted EBITDA Outlook
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for its first quarter ended April 1, 2017, and updated its 2017 annual outlook.

Highlights:

•	Net revenues for the first quarter increased by 6.4%

•	Net income for the first quarter increased 6.3%

•	Adjusted EBITDA for the first quarter increased 32.4% and adjusted EBITDA margins expanded 180 basis points

•	Cash flow from operations for the first quarter improved $20.0 million and free cash flow improved $31.0 million

•	The company raised its full year 2017 outlook for adjusted EBITDA to a range of $440 million to $460 million
“Our first quarter results demonstrated continued improvement in our operational performance, as we delivered another quarter of profitable growth across all three segments,” said Mark Beck, president and chief executive officer. “Based on our strong first quarter performance and favorable outlook for the rest of the year, we are increasing our 2017 estimates for adjusted EBITDA.”

First Quarter 2017 Results
Net revenues increased $51.2 million, or 6.4%, to $847.8 million, compared to $796.5 million for the same period last year. The increase was driven by core growth of 6%, as well as the contribution of recent acquisitions in the Australasia segment. The company defines core growth as the increase in net revenues, excluding the impact of foreign exchange and acquisitions completed in the last twelve months. Core growth increased primarily as a result of increased shipping days in the quarter and positive pricing. Gross margin increased $27.8 million, or 17.6%, to $186.0 million, compared to $158.1 million for the same period last year. The increase in gross margin was due to profitable core growth, improved cost productivity and the contribution from recent acquisitions. Net income increased $0.4 million, or 6.3%, to $6.4 million, compared to $6.0 million in the same quarter last year. Adjusted EBITDA increased $19.8 million, or 32.4%, to $81.0 million, compared to $61.2 million in the same quarter last year. Adjusted EBITDA margins expanded 180 basis points in the quarter to 9.5%, from 7.7% in the same quarter a year ago.
On February 1, 2017, the company completed its initial public offering of common stock ("IPO"). As the first quarter only includes a partial period of post-IPO equity and debt capitalization, the company has not presented an earnings per share calculation for the quarter.
On a segment basis for the first quarter of 2017, compared to the same period last year:

•
North America - Net revenues increased $23.9 million, or 5.2%, to $484.1 million, primarily due to core growth of 5%. Adjusted EBITDA increased $18.5 million, or 58.3%, to $50.2 million. Adjusted EBITDA margin expanded by 350 basis points to 10.4%.

•
Europe - Net revenues increased $3.8 million, or 1.6%, to $242.3 million, primarily due to core growth of 6%. The increase in core growth was partially offset by the negative impact of foreign exchange of (4)%. Adjusted EBITDA increased $2.5 million, or 10.2%, to $27.2 million. Adjusted EBITDA margin expanded by 80 basis points to 11.2%.

•
Australasia - Net revenues increased $23.6 million, or 24.1%, to $121.4 million, primarily due to a 12% contribution from the recent acquisitions of Breezway and Trend. Core growth increased 7% and foreign exchange had a positive impact of 5%. Adjusted EBITDA increased $4.3 million, or 48.5%, to $13.2 million. Adjusted EBITDA margin expanded by 180 basis points to 10.9%.

Cash and cash equivalents as of April 1, 2017 were $185.5 million, compared to $102.7 million as of December 31, 2016. Total debt as of April 1, 2017 was $1.2 billion, compared to $1.6 billion as of December 31, 2016. On February 1, 2017, the company received net proceeds from its IPO of $472.7 million and used a portion of these proceeds to repay $375.0 million of debt. In conjunction with the debt repayment in the first quarter, the company wrote off $7.0 million of original issue discount and deferred financing fees.

Cash flow from operations improved $20.0 million in the first quarter of 2017 to $(8.2) million, from $(28.2) million in the same period last year. Free cash flow improved $31.0 million in the first quarter of 2017 to $(18.0) million, from $(49.0) million in the same period last year.

Updated Annual Outlook for 2017
For full year 2017 compared to full year 2016, the company continues to expect an increase in net revenues of 1.5% to 3.5%. The increase in net revenues is expected to be driven by core growth and a small incremental carryover from 2016 acquisitions, partially offset by unfavorable foreign exchange impact.
The company has raised its expectation for 2017 adjusted EBITDA to a range of $440 million to $460 million, from its prior expectation of $435 million to $455 million, compared to adjusted EBITDA of $394.1 million for 2016. Capital expenditures are still expected to be in the range of $90 million to $100 million.
“The fundamental demand drivers in the majority of our diverse global end markets continue to look positive for the remainder of 2017,” stated Beck. “We are confident in delivering our 2017 plan as we focus on profitable organic growth and realize operational improvements from the implementation of the JELD-WEN Excellence Model. We also continue to invest for the future through new product development, sales force effectiveness tools, and targeted advertising as well as pursuing a healthy pipeline of acquisition opportunities."

Adjustments to Previously Reported Financial Information
During the first quarter ended April 1, 2017, we identified errors related to the tax treatment of our share-based compensation expense and the inter-quarter allocation of a tax benefit associated with the release of a valuation allowance in a foreign jurisdiction reported for the year ended December 31, 2016. The amounts are not material to the periods impacted, and we have elected to revise our previously issued consolidated financial statements in our upcoming filings to correct the prior periods. In addition to the tax corrections, we also revised the financial statements for other accumulated misstatements impacting the period. The cumulative impact of the corrections for the three months ended March 26, 2016 was an increase in share-based compensation expense of $0.4 million and a decrease in tax expense of $0.1 million. The corrections had no impact on cash flow or adjusted EBITDA. Please refer to our Form 10-Q for the three-month period ended April 1, 2017 for additional details.

Conference Call Information
JELD-WEN management will host a conference call today, May 9, 2017, at 8 a.m. EDT, to discuss the company’s financial results. The conference call can be accessed by dialing (877) 407-9208 (domestic) or (201) 493-6784 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 13659798. The replay will be available until 11:59 p.m. EDT on May 23, 2017.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the company’s website at http://investors.jeld-wen.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.
About JELD-WEN
JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating 115 manufacturing facilities in 19 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, North Carolina, JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.
Investor Relations Contact:
JELD-WEN Holding, Inc.
John Linker

SVP, Corporate Development and Investor Relations
704-378-7007
investors@jeldwen.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance, the potential of our categories and brands, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including the factors discussed in our prospectus filed with the Securities and Exchange Commission on January 30, 2017, and our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

The assumptions underlying the guidance provided for 2017 include the achievement of anticipated improvements in end markets, competitive position, and product portfolio; stable macroeconomic factors; no changes in foreign currency exchange and tax rates; and favorable interest expense due to the recent debt reduction. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP.

We use Adjusted EBITDA and Adjusted EBITDA margin because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA as calculated herein for purposes of calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income (loss) as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss), eliminating the impact of the following items: loss from discontinued operations, net of tax; gain (loss) on sale of discontinued operations, net of tax; equity (earnings) loss of non-consolidated entities; income tax; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation income (loss); other non-cash items; other items; and costs related to debt restructuring, debt refinancing, and the Onex investment. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less purchases of property, equipment, and intangible assets. Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Due to rounding, numbers presented throughout this document may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	April 1, 2017	March 26, 2016	% Variance
Net revenues	$847.8	$796.5	6.4%
Cost of sales	661.8	638.4	3.7%
Gross margin	186.0	158.1	17.6%
Selling, general and administrative	147.1	132.0	11.4%
Impairment and restructuring charges	1.2	3.0	(59.7)%
Operating income	37.7	23.2	62.8%
Interest expense, net	(26.9)	(17.0)	58.1%
Other (expense) income	(2.6)	0.7	NM
Income before taxes, equity earnings and discontinued operations	8.2	6.9	19.5%
Income tax expense	(2.3)	(2.1)	7.4%
Income from continuing operations, net of tax	5.9	4.8	24.8%
Equity earnings of non-consolidated entities	0.5	0.8	(37.1)%
Income from discontinued operations, net of tax	—	0.5	NM
Net income	$6.4	$6.0	6.3%
Other financial data:
Adjusted EBITDA(1)	$81.0	$61.2	32.4%
Adjusted EBITDA Margin	9.5%	7.7%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	April 1, 2017	December 31, 2016
Consolidated balance sheet data:
Cash, cash equivalents	$185.5	$102.7
Accounts receivable, net	439.1	407.2
Inventories	365.7	334.6
Total current assets	1,018.8	875.4
Total assets	2,677.9	2,530.1
Accounts payable	212.6	188.9
Total current liabilities	519.2	512.8
Total debt	1,245.8	1,620.0
Redeemable convertible preferred stock	—	151.0
Total shareholders’ equity	714.7	56.0

	Three Months Ended
Statement of cash flows data:	April 1, 2017	March 26, 2016
Net cash flow (used in) provided by:
Operating activities	$(8.2)	$(28.2)
Investing activities	(7.7)	(42.0)
Financing activities	97.0	(0.8)

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended
	April 1, 2017	March 26, 2016
Net income	$6.4	$6.0
Income from discontinued operations, net of tax	—	(0.5)
Equity earnings of non-consolidated entities	(0.5)	(0.8)
Income tax expense	2.3	2.1
Depreciation and intangible amortization	27.1	25.7
Interest expense, net(1)	26.9	17.0
Impairment and restructuring charges	1.2	2.9
Gain on sale of property and equipment	—	(3.6)
Stock-based compensation expense	5.4	5.1
Non-cash foreign exchange transaction/translation (income) loss	4.4	5.0
Other non-cash items	—	0.4
Other items(2)	7.6	1.8
Costs relating to debt restructuring and refinancing	0.3	—
Adjusted EBITDA(3)	$81.0	$61.2

(1)	For the three-months ended April 1, 2017, interest expense includes the write-off of $7.0 million of original issue discount and deferred financing fees related to the repayment of debt.

(2)
Other items not core to business activity include: (i) in the three-months ended April 1, 2017, (1) $5.7 million in legal costs, (2) $0.5 million in facility shut down costs, and (3) $0.3 million in IPO costs; and (ii) in the three-months ended March 26, 2016, (1) $0.9 million in acquisition costs, (2) $0.3 million in Dooria plant closure costs, and (3) $0.2 million of tax consulting costs in Europe.

(3)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

	Three Months Ended
	April 1, 2017	March 26, 2016
Net cash used in operating activities	$(8.2)	$(28.2)
Less capital expenditures	9.8	20.8
Free cash flow	$(18.0)	$(49.0)

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	April 1, 2017	March 26, 2016
Net revenues from external customers			% Variance
North America	$484.1	$460.2	5.2%
Europe	242.3	238.5	1.6%
Australasia	121.4	97.8	24.1%
Total Consolidated	$847.8	$796.5	6.4%
Adjusted EBITDA(1)
North America	$50.2	$31.7	58.3%
Europe	27.2	24.7	10.2%
Australasia	13.2	8.9	48.5%
Corporate and unallocated costs	(9.7)	(4.2)	132.6%
Total Consolidated	$81.0	$61.2	32.4%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.